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                                                                    EXHIBIT 10.8

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made as of January 1,2002, between John C. Molina ("Executive") and Molina Healthcare, Inc. (the "Company").

                                    RECITALS

     The Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions. The parties hereto have previously entered into an Employment Agreement dated May 1, 1997 (the "Existing Agreement"), and this Agreement supercedes the Existing Agreement.

                                    AGREEMENT

     The parties agree as follows:

1.   DUTIES

     (a) The Company does hereby hire, engage, and employ Executive as Executive Vice President of the Company, and Executive does hereby accept and agree to such hiring, engagement, and employment. During the Period of Employment (as defined in Section 2), Executive shall serve the Company in such position in conformity with the provisions of this Agreement, directives of the Chief Executive Officer and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment. Executive shall have duties and authority consistent with Executive's position as Executive Vice President and shall report to the Chief Executive Officer of the Company (the "Reporting Relationship").

     (b) Throughout the Period of Employment, Executive shall devote his time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. Notwithstanding the foregoing, Executive shall be permitted to (i) engage in charitable and community affairs and (ii) make direct investments of any character in any non-competing business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Executive's duties hereunder, and further provided that Executive may invest in a publicly traded competing business so long as such investment does not equal or exceed one percent of the outstanding shares of such publicly traded competing business.

     (c) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.

John Molina Employment Agreement-2002

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2.   PERIOD OF EMPLOYMENT

     The "Period of Employment" shall, unless sooner terminated as provided herein, be a period commencing on January 1, 2002 (the "Effective Date") and ending with the close of business on December 31, 2003. Notwithstanding the preceding sentence, commencing with January 1, 2003 and on each January 1st thereafter (each an "Extension Date"), the Period of Employment shall be automatically extended for an additional one-year period so as to expire one year from such Extension Date, unless: (i) the Company or Executive provides the other party hereto ninety (90) days' prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the "Non-Extension Notice"); or (ii) Executive is not less than sixty-five (65) years of age as of the next scheduled Extension Date. The term "Period of Employment" shall include any extension that becomes applicable pursuant to the preceding sentence.

3.   COMPENSATION

     (a) BASE SALARY. Executive's Base Salary shall be at a rate of not less than $400,000 annually ("Executive's Base Salary"), paid in accordance with regular payroll practices, but not less than monthly. The Compensation Committee shall review at least annually Executive's Base Salary for possible increase in accordance with the Company's customary review practices for its senior executives and may, in his sole discretion, periodically adjust Executive's Base Salary to reflect individual performance. In the event of an increase, Executive's Base Salary for the year in which the increase occurs shall be adjusted on a pro rata basis to reflect the increase.

     (b) BONUS. Executive shall be eligible to earn an annual discretionary bonus for each fiscal year of the Company (an "Annual Bonus"), with a target Annual Bonus (the "Target Bonus") of fifty percent (50%) of his Base Salary, to be awarded at the discretion of the Compensation Committee based on the achievement of certain mutually agreed upon objectives. Executive shall be entitled to participate in all bonus or incentive plans applicable to the senior executives of the Company, including without limitation any Effective Option Plan (as defined in Section 4(e)). CEO may in his sole discretion, also award to Executive such extraordinary bonus(es) as CEO deems appropriate.

4.   BENEFITS

     (a) HEALTH AND WELFARE. During the Period of Employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all health and welfare benefit plans and programs generally available to other executives or employees of the Company (including, without limitation, the Company's medical, dental, vision, life benefits, life insurance, and long-term disability plans) as in effect from time to time and to receive any special benefits provided from time to time, subject to any legally required restrictions specified in such plans and programs. Without limiting the generality of the foregoing, Company shall provide life insurance for Executive, with Executive to designate the beneficiary thereunder, in an amount equal to Executive's base salary as in effect on the date of this Agreement and as in effect on the first business day of each calendar year thereafter.

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John Molina Employment Agreement 2002

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     (b)  PAID TIME OFF AND OTHER LEAVE. During the Period of Employment,
Executive shall receive10.77 hours of paid time off per "pay period" of the Company (the "PTO"), subject to the Company's policies concerning accrual of PTO and provided that for any three hundred sixty five (365) day period within the Period of Employment Executive shall earn no less than a total of thirty five
(35) days of PTO. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

     (c) TRAVEL AND EXPENSE REIMBURSEMENTS. During the Period of Employment, Company will reimburse Executive for all reasonable expenses incurred in connection with performance of his duties under section 1 of this Agreement in accordance with the Company's expense reimbursement policies.

     (d) RETIREMENT. During the Period of Employment, Executive shall be eligible to participate on the same terms and at the same level as other executives, in all retirement, 401(k), deferred compensation, or other savings plans generally available to other executives, or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs

     (e)  EQUITY GRANTS.

          (i) Existing Options. Executive holds on the Effective Date options for zero 0 shares of common stock of the Company (the "Existing Options") pursuant to an agreement entitled N/A, dated N/A. The Existing Options are subject to the terms and conditions of the Omnibus Stock and Incentive Plan (the "Option Plan"), and shall hereafter continue to be subject to and controlled by the terms and conditions of the Option Plan.

          (ii) Initial Options. Executive shall, on the Effective Date, be granted stock options for zero (0) shares of the common stock of the Company (the "Initial Options") pursuant to an option agreement. The exercise price of the Initial Options will be $180 per share. The Initial Options are subject to the terms and conditions of the "Molina Healthcare, Inc. Amended and Restated Stock Incentive Plan" (the "Restated Option Plan").

          (iii) Future Options. Executive shall be eligible, at the sole discretion of the Board, for additional annual stock option grants (the "Future Options") pursuant to one or more additional option agreements. Any Future Options will be granted under and subject to the terms and conditions of a stock option plan of the Company as then in effect (as of the date of any grant, an "Effective Option Plan"). The terms and conditions of such Future Options are intended to be such that Executive shall receive a compensation package commensurate with executives performing the same functions as Executives for businesses similar to the Company.

     (f) OTHER BENEFITS. In addition to benefits specifically provided herein, during the Period of Employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all fringe benefit plans and perquisites provided by Company to its executives.

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John Molina Employment Agreement 2002

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The employee benefits described in Sections 4(a) through (f) inclusive are referred to as "Executive Benefits."

5.   DEATH OR DISABILITY

     (a) PERMANENTLY DISABLED AND PERMANENT DISABILITY. The terms "Permanently Disabled" and "Permanent Disability" shall mean Executive's inability, because of physical or mental illness or injury, to perform the essential functions of his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of twelve (12) months.

     (b) TERMINATION DUE TO DEATH OR DISABILITY. If Executive dies or becomes Permanently Disabled during the Period of Employment, the Period of Employment and Executive's employment shall automatically cease and terminate as of the date of Executive's death or the date of Permanent Disability as determined by the Board (which date shall be referred to as the "Disability Date"), as the case may be. In the event of the termination of the Period of Employment and Executive's employment hereunder due to Executive's death or Permanent Disability, Executive or his estate shall be entitled to receive:

          (i) Within five (5) business days, a lump sum cash payment equal to the sum of (x) any accrued but unpaid Base Salary and PTO as of the Termination Date hereunder and (y) any unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding the Termination Date (the "Unpaid Annual Bonus"); and

          (ii) Within thirty (30) days, such employee benefits described in Sections 4(a) and 4(c) through 4(f) inclusive, if any, as to which Executive may be entitled as of the Termination Date under the employee benefit plans and arrangements of the Company ((i) and (ii) collectively, the "Accrued Obligations").

6.   TERMINATION BY THE COMPANY

     (a) TERMINATION FOR CAUSE. The Company may terminate for Cause (as defined below) at any time the Period of Employment and Executive's employment hereunder by providing to Executive written notice of such termination ("Notice of Termination for Cause"). The term "Cause" shall mean a termination of service based upon a finding by the Company, acting in good faith and based on its reasonable belief at the time, that Executive:

          (i) has engaged in unlawful acts involving moral turpitude or gross negligence with respect to the Company;

          (ii) has consistently and willfully failed to perform his duties or has intentionally breached any material provision of any agreement with the Company or an affiliated entity; provided, however, that such failure or breach shall not constitute Cause unless it is (A) not reasonably curable or (B) if reasonably curable, is not cured by the Executive within thirty
     (30) days notice from the Company;

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John Molina Employment Agreement 2002

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     If the Executive's employment is terminated for Cause, the termination shall take effect on the Termination Date (as defined below). In the event of termination of the Period of Employment and Executive's employment hereunder due to a termination by the Company for Cause, Executive shall be entitled to receive the Accrued Obligations. All of the Accrued Obligations shall be paid on the Termination Date except those benefits described in Sections 4(a) and 4(c) through (f) inclusive, which shall be paid within thirty (30) days of the Termination Date.

     If the Company attempts to terminate Executive's employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) ("Termination by the Company-Termination Without Cause") shall apply as if the Company had provided Executive with Notice of Termination Without Cause (as defined below) on the date the Company actually provided Executive with Notice of Termination for Cause.

          (b) TERMINATION WITHOUT CAUSE. The Company may, without cause or reason, terminate at any time the Period of Employment and Executive's employment hereunder by providing Executive written notice of such termination ("Notice of Termination Without Cause"). A Non-Extension Notice by the Company shall be considered a termination without Cause. If Executive's employment is terminated without Cause, the termination shall take effect on the Termination Date. In the event of the termination of Executive's employment hereunder due to a termination by the Company without Cause (other than due to Executive's death or Permanent Disability):

               (i) Executive shall be entitled to receive: (1) an amount equal to 100% of the sum of (x) Executive's Base Salary then in effect as of the Termination Date and (y) the Target Bonus for the fiscal year in which Executive's employment is terminated (the "Severance Payment"); (2) a pro rata portion of the Target Bonus for the fiscal year in which Executive's employment is terminated, based on the number of entire months of such fiscal year that have elapsed through the date of Executive's termination of employment as a fraction of twelve (12) (the "Pro Rata Bonus"); (3) the Accrued Obligations; (4) the entirety of Executive's contributions and the Company's contributions to Executive's 401(k) plan account as if Executive were fully vested as of the Termination Date, and (5) all other benefits under the welfare benefit and retirement plans contemplated by Sections 4(a) and 4(d) (the "Selected Benefits") until the earlier of (A) Executive's receipt of benefits substantially similar in scope and nature from another employer or (B) one year and one-half year after the Termination Date.

               (ii) Executive shall be entitled to one hundred percent vesting of all of the options (including, without limitation, Existing Options, Initial Options, and Future Options) to purchase common stock of the Company ("Common Stock") held by Executive as of the Termination Date (the "Options").

     Executive shall have no duty to mitigate damages and none of the payments provided in this Section 6(b) shall be reduced by any amounts earned or received by Executive from a third party at any time.

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John Molina Employment Agreement 2002

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7.   TERMINATION BY EMPLOYEE

     (a) TERMINATION WITHOUT GOOD REASON. Executive shall have the right to terminate the Period of Employment and Executive's employment hereunder at any time without Good Reason (as defined below) upon fifteen (15) days prior written notice of such termination to the Company. A Non-Extension Notice by Executive shall be considered a termination without Good Reason. Any such termination by Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of
Section 6(a) shall apply, provided, however, that notwithstanding the foregoing, if Executive terminates the Period of Employment without Good Reason, Executive shall be allowed to exercise the Executive Put Option with respect to Executive Shares received pursuant to the exercise of Existing Options, subject to the terms and conditions generally applicable with respect to the Executive Put Option.

     (b) TERMINATION WITH GOOD REASON. Executive may terminate the Period of Employment and resign from employment hereunder for "Good Reason." "Good Reason" shall mean (with or without regard to whether a Change in Control Event has occurred), without obtaining Executive's prior written consent thereto:

          (i) a material and adverse change in Executive's position, duties, responsibilities, Reporting Relationship or status with the Company,

          (ii) a change in Executive's office location to a point more than fifty (50) miles from Executive's current office,

          (iii) the taking of any action by the Company to: (A) eliminate benefit plans applicable to Executive without providing substitutes which provide a substantially similar aggregate value of benefits, (B) materially reduce Executive's benefits thereunder or (C) substantially diminish the aggregate value to Executive of incentive awards or other fringe benefits, provided, however, that it shall not constitute Good Reason for the Company to, as part of an overall cost-reduction program, take any action described in (A) - (C) so long as such action is taken with respect to all senior executives and Executive is not disproportionately affected thereby,

          (iv) any reduction in the Base Salary, provided, however, that it shall not constitute Good Reason for the Company to, as part of an overall cost-reduction program, reduce Executive's Base Salary so long as the base salaries of all other senior executives are simultaneously reduced by not less than the same percentage, or

          (v) any breach of this Agreement by the Company or any successor thereto, including without limitation any failure by the Company to obtain the consent of any Successor Entity (as defined below) to the provisions contained in Section 9; provided, however, that none of the events described in clause (v) of this Section 7(b) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

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John Molina Employment Agreement 2002

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Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 6(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 7(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of
Section 7(a) and, by reference therein, the provisions of Section 6(a), shall apply.

8.   TERMINATION DATE

     The term "Termination Date" shall mean (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the effective date (pursuant to Section 25 ("Notices")) of written notice of such termination to Executive or to the Company, as the case may be; (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies Executive of such termination; or (iii) if Executive's employment is terminated by reason of Death or Disability, the Disability Date.

9.   CHANGE IN CONTROL

     (a) Notwithstanding anything to the contrary in this Agreement, if a Change in Control Event (as defined below) of the Company occurs during the term of this Agreement, and if within two years following such Change in Control Event either (1) the Company terminates Executive's employment without Cause or
(2) Executive terminates his employment for Good Reason:

          (i)   the Company shall pay to Executive an amount equal to the sum of
     (w) two times the Severance Payment, (x) the Pro Rata Bonus, (y) the Accrued Obligations and (z) the entirety of Executive's contributions and the Company's contributions to Executive's 401(k) plan account as if Executive were fully vested as of the Termination Date, such amount to be, or to commence to be, paid on the Termination Date either in a single lump sum or in regular installments as a continuation of Executive's salary according to the Company's customary payroll practices, as determined by the Executive in his sole discretion at the time of termination. This payment shall be in lieu of the payment otherwise payable under clause (i) of Section 6(b).

          (ii) the Company shall continue to provide the Selected Benefits until the earlier of (x) Executive's receipt of benefits substantially similar in scope and nature from another employer or (y) three years after the Termination Date.

          (iii) and, regardless of whether any of the Options have been assumed by any Successor Entity, the provisions of clauses (ii) and (iii) of
     Section 6(b) will apply.

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John Molina Employment Agreement 2002

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     (b)  A "Change in Control Event" shall mean any of the following:

          (i) Approval by the Board and by shareholders of the Company (or, if no shareholder approval is required, by the Board alone) of the dissolution or liquidation of the Company, other than in the context of a transaction that does not constitute a Change in Control Event under clause (ii) below;

          (ii) Consummation of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Company's business and/or assets as an entirety to, one or more entities that are not Subsidiaries or other affiliates of the Company (a "Business Combination"), unless (1) as a result of the Business Combination, more than fifty percent (50%) of the outstanding voting power generally in the election of directors of the surviving or resulting entity or a parent thereof (the "Successor Entity") immediately after the reorganization is, or will be, owned, directly or indirectly, by holders of the Company's voting securities immediately before the Business Combination; and (2) no "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Successor Entity or an Excluded Person, beneficially owns, directly or indirectly, more than fifty percent (50%) of the outstanding shares or the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; or

          (iii) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than an Excluded Person: (a) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors (the "Voting Power") of the Company (a "Majority Holder"), other than as a result of (1) an acquisition directly from the Company, (2) an acquisition by the Company, or (3) an acquisition by an entity pursuant to a transaction which is expressly excluded under clause (ii) above (an "Excluded Transaction"); or (b) provided that the beneficial owner of a majority of the Voting Power as of the Effective Date is no longer a Majority Holder, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty percent (30%) of the Voting Power, other than as a result of an Excluded Transaction.

          (iv)  For the purposes of this Section 9(c):

               (A) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

               (B) "Excluded Person" shall mean (a) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act,
          (b) the Company, (c) an employee benefit plan (or related trust) sponsored or maintained by the Company or the Successor Entity, or (d) any person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than [25%] of the Common Stock on the Effective Date (or an affiliate, successor, heir, descendant, or related party of or to such person).

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John Molina Employment Agreement 2002

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               (C)  "Subsidiary" shall mean any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned, directly or indirectly, by the Company.

     (c) Executive shall have no duty to mitigate damages and none of the payments provided in this Section 9 shall be reduced by any amounts earned or received by Executive from a third party at any time. Notwithstanding anything to the contrary in this Section 9, if, in connection with a Change in Control Event, Executive voluntarily enters a new written employment agreement with the Company or the Successor Entity, Executive may no longer rely upon the provisions of this Section 9.

10.  CONFIDENTIALITY

     Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

11.  NON-SOLICITATION AND NON-DISPARAGEMENT

     During the Period of Employment and for a period of eighteen (18) months thereafter, Executive will not, directly or indirectly: (a) solicit or attempt to solicit any employee of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; (b) solicit customers, suppliers or clients of the Company to reduce or discontinue their business with the Company or to engage in business with any competing entity; (c) disparage the Company, its business, or its reputation; or (d) otherwise disrupt or interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.

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John Molina Employment Agreement 2002

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12.  RELEASE REQUIRED FOR SEVERANCE PAYMENTS

     Notwithstanding anything to the contrary in this Agreement, as a condition precedent to the receipt of any payment under Section 6, Section 7, or Section 9 of this Agreement pursuant to Executive's termination of employment with the Company, Executive shall be required to execute a general waiver and release agreement, in form drafted by and satisfactory to the Company, providing for the complete waiver, release, and discharge of all known and unknown present and future claims against the Company.

13.  SECTION 280G

     (a)  SHAREHOLDER APPROVAL REQUIRED.

     Notwithstanding anything to the contrary in this Agreement, Section 13 of this Agreement shall not become effective in any part unless and until it is fully disclosed to and approved by a vote of the persons who own more than seventy five percent (75%) of the voting power of all outstanding capital stock of the Company.

     (b)  GROSS-UP.

          (i) Gross-Up Payment. If, notwithstanding clause (a) above, it is determined (pursuant to Section 13(b)(ii)) or finally determined (as defined in Section 13(b)(iii)) that any payment, distribution, transfer, or benefit by the Company or a direct or indirect subsidiary or affiliate of the Company, to or for the benefit of Executive or Executive's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 13(b)) (each a "Payment" and collectively the "Payments") is subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, and addition to tax, hereinafter collectively referred to as the "Excise Tax"), then, within ten (10) days after such determination or final determination, as the case may be, the Company shall pay to Executive (or to the applicable taxing authority on Executive's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to an amount such that after payment by Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. This provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

          (ii)  Determination of Gross-Up.

               (A) Except as provided in Section 13(b)(iii), the determination that a Payment is subject to an Excise Tax shall be made in writing by the principal certified public accounting firm then retained by the Company to audit its annual financial statements (the "Accounting Firm"). Such determination shall include

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John Molina Employment Agreement 2002

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          the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations. Any determination by the Accounting Firm will be binding on the Company and Executive.

               (B) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made. Such highest marginal rate shall take into account the loss of itemized deductions by Executive and shall also include Executive's share of the hospital insurance portion of FICA and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the date of his or her Qualifying Termination Event, net of the maximum reduction in Federal income taxes that could be obtained from the deduction of such state and local taxes.

          (iii) Notification.

               (A) Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than thirty (30) days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Executive to give such notice within such thirty (30) day period shall not result in a waiver or forfeiture of any of Executive's rights under this Section 13(b) except to the extent of actual damages suffered by the Company as a result of such failure. Executive shall not pay such claim prior to the expiration of the fifteen (15) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such fifteen (15) day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim, Executive shall:

                    (1) give the Company any information reasonably requested by the Company relating to such claim;

                    (2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;

                    (3) cooperate with the Company in good faith in order effectively to contest such claim; and

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

                    (4) permit the Company to participate in any proceedings relating to such claim;

          provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification.

               (B)  Without limitation on the foregoing provisions of this
          Section 13(b)(iii), and to the extent its actions do not unreasonably interfere with or prejudice Executive's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in connection with such contest and, in its or their reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its or in their sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive, and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

               (C) If, after receipt by Executive of an amount advanced by the Company pursuant to Section 13(b)(iii)(A), Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Section 13(b)) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by Executive of an amount advanced by the Company

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

          pursuant to Section 13(b)(iii)(A), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

               (D) For purposes of this Section 13(b), whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (1) the expiration of the fifteen (15) day period referred to in Section 13(b)(iii)(A) if the Company or Executive's Company has not notified Executive that it intends to contest the underlying claim, (2) the expiration of any period following which no right of appeal exists, (3) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Executive and the Taxing Authority (which agreement may be executed only in compliance with this section), or (4) the receipt by Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within fifteen (15) days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that the Company intends to continue to pursue such contest).

It is possible that no Gross-Up Payment will initially be made but that a Gross-Up Payment should have been made, or that a Gross-Up Payment will initially be made in an amount that is less than what should have been made (either of such events is referred to as an "Underpayment"). It is also possible that a Gross-Up Payment will initially be made in an amount that is greater than what should have been made (an "Overpayment"). The determination of any Underpayment or Overpayment shall be made by the Accounting Firm in accordance with Section 13(b)(ii). In the event of an Underpayment, the amount of any such Underpayment shall be paid to Executive as an additional Gross-Up Payment. In the event of an Overpayment, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code. In such case, the amount of the loan shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made. The amount of any such reduction to the loan shall be determined by the Accounting Firm in accordance with the principles set forth in Section 13(b)(ii). Executive shall repay the amount of the loan (after reduction, if any) to the Company as soon as administratively practicable after the Company notifies Executive of (x) the Accounting Firm's determination that an Overpayment was made and (y) the amount to be repaid.

14.  CONTRACT REIMBURSEMENT

     The Company shall reimburse Executive on a fully grossed-up, after-tax basis or directly pay for all reasonable legal fees and costs attributed to the development, reviews and modifications of this Agreement and associated legal services. Such fees and costs shall not exceed two thousand five hundred dollars ($2,500). This Section 14 shall not be deemed to limit any of Executive's rights under Section 23 ("Attorneys' Fees").

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

15.  ASSIGNMENT

     This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16.  GOVERNING LAW

     This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

17.  ENTIRE AGREEMENT

     This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

18.  MODIFICATIONS

     This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

19.  WAIVER

     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20.  NUMBER AND GENDER

     Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

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

21.  SECTION HEADINGS

     The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

22.  ARBITRATION

     Any controversy arising out of or relating to Executive's employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Los Angeles County, California, before a sole arbitrator who is either (a) a member of the National Academy of Arbitrators located in the State of California or (b) a retired California Superior Court or Appellate Court judge, and shall be conducted in accordance with the provisions of California Civil Procedure Code Sections 1280 et seq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment.

23.  ATTORNEYS' FEES

     Executive and the Company agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

24.  SEVERABILITY

     In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

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

25.  NOTICES

     All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

     (a)  if to the Company:

          Molina Healthcare, Inc.
          Attention: J. Mario Molina, M.D., President and Chief Executive
          Officer
          One Golden Shore Drive
          Long Beach, California 90802

     (b)  if to Executive:

          John C. Molina
          2625 East Ocean
          Long Beach, CA 90803

Notice shall be effective when personally delivered, or five (5) business days after being so mailed, or when transmitted via facsimile with confirmation of receipt.

26.  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

27.  WITHHOLDING TAXES

     The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation. IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.

                                      "COMPANY"
                                      Molina Healthcare, Inc.

                                      By: /s/
                                          ------------------------------
                                          J. Mario Molina, M.D.
                                          Chairman, President, and Chief
                                          Executive Officer

                                      "EXECUTIVE"
                                      John C. Molina
                                      /s/
                                      ------------------------
                                      John C. Molina

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John Molina Employment Agreement 2002